Exhibit 99.1

COMPANY CONTACTS:

Diane Morefield

Chief Financial Officer

Strategic Hotels & Resorts

(312) 658-5740

Jonathan Stanner

Vice President, Capital Markets & Treasurer

Strategic Hotels & Resorts

(312) 658-5746

FOR IMMEDIATE RELEASE

FRIDAY, MARCH 11, 2011

STRATEGIC HOTELS & RESORTS CLOSES ACQUISITION OF THE

FOUR SEASONS JACKSON HOLE AND FOUR SEASONS SILICON

VALLEY AND $50 MILLION EQUITY ISSUANCE

CHICAGO, IL – March 11, 2011 – Strategic Hotels & Resorts, Inc. (NYSE: BEE) today announced that the Company has closed on the acquisition of the Four Seasons Jackson Hole and Four Seasons Silicon Valley from The Woodbridge Company Limited (Woodbridge) in exchange for an aggregate of 15.2 million shares of common stock at an agreed upon issuance price of $6.25 per share, or an implied valuation of $95.0 million. The Company also closed on the issuance of an additional 8.0 million shares of its common stock to Woodbridge resulting in total gross proceeds of $50.0 million which will be used to pay down the Company’s revolving credit facility. The Company was advised by Deutsche Bank Securities Inc. and Avington Financial Limited on the transaction.

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The company currently has ownership interests in 18 properties with an aggregate of 7,954 rooms. For a list of current properties and for further information, please visit the company’s website at www.strategichotels.com.